Exhibit 10.11

LEASE

(Nexus/Biocept)

THIS LEASE (“Lease”), dated for reference purposes only March 31, 2004, is made by and between NEXUS EQUITY VIII LLC, a California limited liability company (“Landlord”), and BIOCEPT, INC., a California corporation (“Tenant”).

1.	Lease Premises.

1.1            Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain premises (“Premises”) consisting of approximately 38,369 square feet of Rentable Area in the building (the “Building”) located at 5810 Nancy Ridge Drive, Suite 100, San Diego, California, on real property legally described as Lot 101 of Lusk Industrial Park Unit No. 4, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 10819, filed in the office of the County Recorder of San Diego County, January 13, 1984. The Building consists of approximately 48,218 square feet of Rentable Area, and the building at 5820 Nancy Ridge Drive consists of approximately 39,080 square feet of Rentable Area. The two buildings, the real property upon which the buildings are located, and all landscaping, parking facilities, and other improvements and appurtenances related thereto are hereinafter collectively referred to as the “Project.” The site plan for the Project is attached hereto as Exhibit “A”, and the Premises are outlined on Exhibit “B”. All exterior portions of the Project which are for the non-exclusive use of tenants of the Project, including without limitation roadways, driveways, sidewalks, parking areas, and landscaped areas, are hereinafter referred to as “Common Areas”.

2.	Basic Lease Provisions.

2.1            For convenience of the parties, certain basic provisions of this Lease are set forth herein, which provisions are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.1	Address of the Project:

    5810 and 5820 Nancy Ridge Drive

    San Diego, California

2.1.2	Address of Tenant’s Building:

    5810 Nancy Ridge Drive, Suite 200

2.1.3	Rentable Area:

    Approximately 38,369 square feet

    (subject to adjustment pursuant to Section 8.3)

2.1.4	Basic Annual Rent:

    (subject to Rentable Area adjustment pursuant to Section 8.3)

5/24/04	through 1/23/05	No Basic Annual Rent
1/24/05	through 5/23/06	$805,749	($ 1.75 per square foot of Rentable Area per month)
5/24/06	through 5/23/07	$897,834	($1.95 per square foot of Rentable Area per month)
5/24/07	through 5/23/08	$943,877	($2.05 per square foot of Rentable Area per month)
5/24/08	through 5/23/09	$989,920	($2.15 per square foot of Rentable Area per month)
5/24/09	through 5/23/10	$1,035,963	($2.25 per square foot of Rentable Area per month)
5/24/10	through 5/23/11	$1,082,005	($2.35 per square foot of Rentable Area per month)
5/24/11	through 5/23/12	$1,128,048	($2.45 per square foot of Rentable Area per month)

2.1.5	Monthly Installment of Basic Annual Rent:

    (subject to Rentable Area adjustment pursuant to Section 8.3)

5/24/04	through 1/23/05	No Basic Annual Rent
1/24/05	through 5/23/06	$67,145	($1.75 per square foot of Rentable Area)
5/24/06	through 5/23/07	$74,819	($1.95 per square foot of Rentable Area)
5/24/07	through 5/23/08	$78,656	($2.05 per square foot of Rentable Area)
5/24/08	through 5/23/09	$82,493	($2.15 per square foot of Rentable Area)
5/24/09	through 5/23/10	$86,330	($2.25 per square foot of Rentable Area)
5/24/10	through 5/23/11	$90,167	($2.35 per square foot of Rentable Area)
5/24/11	through 5/23/12	$94,004	($2.45 per square foot of Rentable Area)

2.1.6

Tenant’s Pro Rata Share: 44% of the Project (subject to Rentable Area adjustment pursuant to Section 8.3, and subject to abatement for first eight (8) months of Operating Expenses pursuant to Section 7.6)

2.1.7	(a) Term Commencement Date: May 24, 2004

    (b)        Term Expiration Date: May 23, 2012

2.1.8	Permitted Use: Any lawful use permitted in the MIB Zone

2.1.9	Address for Rent Payment and Notices to Landlord:

Nexus Equity VIII LLC

c/o Nexus Properties, Inc.

9381 Judicial Drive, Suite 100

San Diego, CA 92121

Address for Notices to Tenant Prior to Occupancy:

Biocept, Inc.

2151 Las Palmas Drive, Suite C

Carlsbad, CA 92009

Address for Notices to Tenant After Occupancy:

Biocept, Inc.

5810 Nancy Ridge Drive, Suite 200

San Diego, California 92122

2.2.          The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit “A”	Site Plan of the Project
Exhibit “B”	Outline of the Premises
Exhibit “C”	Rules and Regulations
Exhibit “D”	Landlord’s Improvements

3.	Term.

3.1       This Lease shall take effect upon the date of execution hereof by each of the parties hereto, and each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution hereof by each of the parties hereto.

3.2       The term of this Lease will be that period from May 24, 2004 (“Term Commencement Date”) through May 23, 2012 (eight [8] years from the Term Commencement Date), subject to earlier termination of this Lease or extension of the term as provided herein.

4.	Possession.

4.1       Landlord shall tender possession of the Premises to Tenant upon full execution of the Lease. Prior to entry by Tenant onto the Premises before the Term Commencement Date, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 21 are in effect. Occupancy of the Premises prior to the Term Commencement Date shall be subject to all of the terms and conditions of this Lease other than the payment of Basic Annual Rent and Operating Expenses.

4.2

Landlord shall contribute for the cost of Tenant Improvements $473,000 plus $27,678 for architectural fees for a total of $500,678. In addition, Landlord will pay an additional $4,000 if the elevator has to be permitted separately. Further, at Landlord’s cost, Landlord shall engage Comfort Systems to perform testing of the HVAC system to insure its ability to support 55% relative humidity and a 68 degree temperature for the Clean Room, and make any necessary modifications. Landlord shall also initialize the RO/DI water system (on-going maintenance to be paid by Tenant). If the cost of Tenant Improvements exceed the Landlord Allowance, Tenant shall pay such excess costs.

4.3

Tenant shall contract with David Begent & Co. and Krenek Design Group to construct and design the Tenant Improvements. Tenant shall prepare a Tenant Improvement Budget, including design fees, costs of processing and obtaining permits from the City of San Diego and any other governmental agency with jurisdiction over the Premises, architect fees and other direct costs incurred in the design and construction of the Tenant Improvements. The Tenant Improvement Budget, and all revisions thereto, shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. As work progresses on the Tenant Improvements, Tenant shall submit an application for payment (“Application for Payment”) to Landlord no more often than monthly, and by the twentieth (20th) day of the month, for disbursement of the Tenant Improvement Allowance. Applications for Payment may be made only for work actually completed or services actually provided. Applications for Payment shall include copies of the invoices to Tenant by Tenant’s contractor(s) or other vendors for the work completed and be certified by both Tenant and Tenant’s architect that the described Tenant Improvement work or services have been completed. If the Tenant Improvement Budget, as it may be revised from time to time, exceeds that amount of the Tenant Improvement Allowance, as initially adopted or as revised from time to time because of changes in work, cost overruns, or otherwise, Tenant shall pay the overage on a monthly basis proportionately as the work progresses. Tenant shall, at its expense, install any improvements in addition to those listed on the Tenant Improvement Budget which are necessary to ensure (i) the Premises are completed in accordance with the Tenant Improvement Plans, (ii) the Premises are fully operational, and (iii) a certificate of occupancy is issued for the Premises.

5.	Rent.

5.1            Tenant agrees to pay Landlord as Basic Annual Rent for the Premises the sums set forth in Section 2.1.4, subject to adjustment as set forth in Section 8.3. Basic Annual Rent shall be paid in the equal monthly installments set forth in Section 2.1.5, subject to adjustment as set forth in Section 8.3, each in advance on the first day of each and every calendar month during the term of this Lease. Basic Annual Rent shall not be payable, and shall be forgiven, for the period May 24, 2004 through January 23, 2005.

5.2       In addition to Basic Annual Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”), at the times hereinafter specified in this Lease (i) Tenant’s Pro Rata Share (as defined in Section 7.3(a) and as set forth in Section 2.1.6, subject to adjustment pursuant to Section 8.1) of Operating Expenses as provided in Article 7, and (ii) all other amounts that Tenant assumes or agrees to pay under the provisions of this Lease, including but not limited to any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, and Landlord’s performance of any obligations of Tenant under this Lease.

5.3              Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Except as expressly set forth in this Lease, Rent shall be paid to Landlord, without notice, demand, abatement, suspension, deduction, setoff, counterclaim, or defense, in lawful money of the United States of America, at the office of Landlord as set forth in Section 2.1.9 or to such other person or at such other place as Landlord may from time to time designate in writing.

5.4              In the event the term of this Lease commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then current rate for such fractional month prior to the commencement of the partial month.

5.5              The installment of Basic Annual Rent for the period May 1, 2005 through May 31, 2005 in the amount of $67,145 shall be deposited with Landlord by Tenant upon execution of the Lease, and shall be held by Landlord as an additional security deposit under Article 9 hereof unless and until applied to Basic Annual Rent for such period.

6.	[Intentionally Left Blank].

7.	Operating Expenses.

7.1              As used herein, the term “Operating Expenses” is defined, for purposes of this Lease, as those reasonable operation and maintenance costs incurred in the management of similarly classed buildings which are commonly included as operating expenses in accordance with sound accounting practice used by the commercial real estate industry consistently applied for the applicable time periods, including, but not limited to, the following:

(a)   Government impositions including, without limitation, real and personal property taxes and assessments (but excluding personal property taxes and assessments of other tenants of the Project) levied upon the Project or any part thereof; amounts due under any improvement bond upon the Project and assessments levied in lieu thereof (except to the extent they represent costs related to the construction of the Project); any tax on or measured by gross rentals received from the rental of space in the Project or tax based on the square footage of the buildings in the Project to the extent such tax is in lieu of or in the nature of a property tax; and any utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof promulgated by, any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or Project, and any expenses, including the cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes not to exceed the amount of any such reduction, less tax refunds obtained as a result of an application for review thereof.

(b)   Except as set forth in Section 7.2 below, and by way of example and not as a limitation upon the generality of the foregoing, costs of (i) maintenance, repairs and replacements to improvements within the Project; (ii) utilities furnished to the Project (except those utilities which are separately metered and paid by individual tenants); (iii) sewer fees; (iv) trash collection; (v) cleaning (including windows); (vi) maintenance of landscape and grounds; (vii) maintenance of drives and parking areas, including periodic resurfacing; (viii) reasonable and customary security services; (ix) maintenance, repair, and replacement of reasonable and customary security devices; (x) building supplies; (xi) maintenance, repair, and replacement of equipment utilized for operation and maintenance of the Project; (xii) costs of maintenance, repairs and replacements of heating, ventilation, air condition, plumbing, electrical, elevator and other systems; (xiii) insurance premiums; service contracts for work of a nature before referenced; (xvi) costs of services of independent contractors retained to do work of nature before referenced at reasonable and customary rates; (xvii) costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project at reasonable and customary rates; and (xviii) reasonable costs of management services equal to three percent (3.0%) of the Basic Annual Rent.

7.2              Notwithstanding the foregoing, Operating Expenses shall not include, and Tenant shall not be responsible for the payment of, the following costs and expenses:

(a)   costs incurred for the repair and maintenance of the structural components of the footings, foundation, ground floor slab, and load bearing walls of the buildings in the Project (but excluding painting and ordinary maintenance and repair of exterior surfaces, which are Operating Expenses under Section 7.1(b));

(b)   costs of a capital nature, as defined by generally accepted accounting principles, incurred for the replacement of footings, foundation, ground floor slab, load bearing walls, and roof structure (but excluding membranes), except to the extent caused by Tenant’s negligence;

(c)   costs incurred to correct any defects in design, materials or construction of the Project;

(d)   costs, expenses and penalties (including without limitation attorneys fees) incurred as a result of the use, storage, removal or remediation of any toxic or hazardous substances or other environmental contamination not caused by Tenant or its employees, contractors, agents, representatives, or invitees;

(e)   rentals and other payments by Landlord under any ground lease or other lease underlying the Lease, and interest, principal, points and other fees on debt or amortization of any debt secured in whole or part by all or any portion of the Project (provided that interest upon a government assessment or improvement bond payable in installments is an Operating Expense under Section 7.1(a));

(f)   costs incurred in connection with the financing, sale or acquisition of the Project or any portion thereof;

(g)   costs, expenses, and penalties (including without limitation attorneys’ fees) incurred due to the violation by Landlord of any underlying deed of trust, mortgage or ground lease affecting the Project or any portion thereof;

(h)   depreciation and amortization of any type (provided this exclusion is not intended to delete from Operating Expenses actual costs of maintenance, repairs and replacements which are otherwise the responsibility of Tenant);

(i)   any costs incurred as a result of Landlord’s violation of any statute, ordinance or other source of applicable law, or breach of contract or tort liability to any other party, including without limitation, any unrelated third party, or Landlord’s employees, contractors, agents or representatives;

(j)   costs incurred in leasing or procuring tenants (including, without limitation, lease commissions, advertising expenses, attorneys’ fees and expenses of renovating space for tenants);

(k)   advertising, marketing, media and promotional expenditures regarding the Project and costs of signs identifying the owner, lender or any contractor thereof;

(l)   any fees or salaries of the principals of Landlord or any employee above the level of property manager;

(m) any rentals and related expenses incurred in leasing equipment which may be classified as capital expenditures under generally accepted accounting principles;

(n)   any net income, franchise, capital stock, estate or inheritance taxes or taxes which are the personal obligation of Landlord or of another tenant of the Project;

(o)   expenses which relate to preparation of rental space for a tenant;

(p)   legal expenses arising out of the initial construction of the Project or any tenant improvements or for the enforcement of the provisions of any tenant leases other than this Lease;

(q)   the cost of any work or service performed for or facilities famished to a tenant at such tenant’s cost;

(r)   any interest or penalties imposed upon Landlord by any taxing authority for late payment or otherwise;

(s)   costs for which Landlord is reimbursed; and

(t)     any other expense otherwise chargeable as part of the cost of operation and maintenance but which is not of general benefit to the Project but is primarily for the benefit of one or more specific tenants.

7.3               Except as provided in Section 7.6 below, Tenant shall pay to Landlord on the first day of each calendar month of the term of this lease, as Additional Rent, Landlord’s good faith estimate of Tenant’s Pro Rata Share (as set forth in 2.1.6) of Operating Expenses with respect to the Project for such month.

(a) “Tenant’s Pro Rata Share” under this Lease shall mean 44%, determined by dividing the Rentable Area of the Premises by the total Rentable Area of the Project.

(b) Within sixty (60) days after the conclusion of each calendar year, Landlord shall furnish to Tenant a statement (the “Annual Operating Expense Statement”) showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days of Tenant’s receipt of such statement. If the amounts paid by Tenant pursuant to this Section 7.3 exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, the difference shall be credited by Landlord against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(c) Any amount due under this Section 7.3 for any period which is less than a full month shall be prorated for such fractional month.

(d) Notwithstanding this Section 7.3, Operating Expenses which can fairly and reasonably be allocated to one building or one or more tenants of the Project shall be so allocated, and shall be separately scheduled on the Annual Operating Expense Statement.

7.4           Tenant shall have the right, at Tenant’s expense, upon reasonable notice during reasonable business hours, to inspect that portion of Landlord’s books which are relevant to preparation of the Annual Operating Expense Statement provided any request for such review shall be furnished within one hundred eighty (180) days after Tenant’s receipt of such statement as to a prior year’s Operating Expenses. The costs of any such audit shall be borne by Tenant, provided however, that in the event such audit reveals that the amounts charged to Tenant were more than five percent (5%) greater than the amounts permitted by this Lease to be charged to Tenant, then Landlord shall pay the reasonable costs of that audit. In addition, Landlord shall pay to Tenant, within ten (10) days of notice thereof, any amounts determined to be owed to Tenant as a result of such audit.

7.5               Operating Expenses for the calendar year in which Tenant’s obligation to pay them commences and in the calendar year in which such obligation ceases shall be prorated. Expenses such as taxes, assessments and insurance premiums which are incurred for an extended time period shall be prorated based upon time periods to which applicable so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to pay Operating Expenses.

7.6               Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for payment of Operating Expenses for the period May 24, 2004 through August 23, 2004, and shall not be responsible for payment of 50% of its Pro Rata Share of Operating Expenses for the period August 23, 2004 through January 23, 2005.

8.	Rentable Area.

8.1            The Rentable Area of the Project is determined by making separate calculations of the Rentable Area of each floor of both buildings and totalling the Rentable Area of all floors within the buildings. The Rentable Area of a floor is calculated by measuring to the outside finished surface of each permanent outer building wall where it intersects the floor, or where it would have intersected the floor except for recessed entryways, windows and the like (also known as the “drip line”, measured from where the outside finished surface of the second floor wall intersects the roof). The full area calculated as set forth above is included as Rentable Area of the Project without deduction for (i) columns or projections, (ii) vertical penetrations such as stairs, elevator shafts, flues, pipe shafts, vertical ducts, and the like, and their enclosing walls, (iii) corridors, equipment rooms, rest rooms, entrance ways, elevator lobbies, and the like, and their enclosing walls, (iv) recessed entryways or windows, or (v) any other unusable area of any nature.

8.2            The term “Rentable Area” when applied to Tenant is the approximate area to be occupied by Tenant plus an equitable allocation of Rentable Area within the Project which is not then utilized or expected to be utilized by Tenant or other tenants of the Project, including but not limited to the portions of the buildings devoted to corridors, equipment rooms, rest rooms, elevator lobbies and mailrooms. In making such allocations, consideration will be given to tenants benefited by space allocated such that areas which primarily serve tenants of only one floor, such as corridors and rest rooms upon such floor, shall be allocated to that tenant’s Rentable Area. If the Premises are separated from space occupied by another tenant, the Rentable Area shall be measured to the center of any interior demising walls.

8.3            The Rentable Area as set forth in Section 2.1.3 is an estimate of the area which constitutes the Rentable Area of the Premises, which, at the request of either Landlord or Tenant made within ninety (90) days after the Term Commencement Date, shall be adjusted in accordance with measurement and certification of the Project architect. If the Rentable Area as determined hereunder is more or less than the Rentable Area set forth in Section 2.1.3, Basic Annual Rent, the monthly installments of Basic Annual Rent, and Tenant’s Pro Rata Share shall be adjusted upward or downward, as the case may be, based on the actual Rentable Area of the Premises.

9.	Security Deposit.

9.1        Upon execution of this Lease, Tenant shall deposit with Landlord cash in the amount of $268,583 as security for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term and any extension term hereof If Tenant defaults with respect to any provision of this Lease, including but not limited to any provision relating to the payment of Rent, and subject to any notice requirements and cure periods for Tenant’s benefit set forth in Article 24, Landlord may (but shall not be required) to use, apply or retain the security deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. Landlord may use the security deposit without giving notice of default to Tenant as otherwise required by Article 24 if Landlord is precluded from giving such notice by any provision of the Bankruptcy Code. Tenant hereby grants to Landlord a security interest in the security deposit in accordance with the applicable provisions of the California Commercial Code to secure the obligations of this Lease.

9.2      In the event any or all of the security deposit is used to cure a Tenant default, Tenant shall within fifteen (15) days after request therefore replenish the security deposit to the full amount set forth above.

9.3      In the event of bankruptcy or other debtor/creditor proceedings against Tenant, the security deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

9.4      Landlord shall deliver the security deposit to any purchaser of Landlord’s interest in the Premises, and thereupon Landlord shall be discharged from any further liability with respect thereto provided that such purchaser has agreed to assume in writing the obligations of Landlord hereunder. This provision shall also apply to any subsequent transfers.

9.5      The security deposit shall be returned to Tenant within thirty (30) days following the expiration of this Lease, except for amounts which are actually used to pay or reimburse Landlord for costs incurred by Landlord to cure any default by Tenant.

10.	Use.

10.1          Tenant may use the Premises for any use permitted by (i) the MIB Zone, (ii) any other applicable laws, regulations, ordinances, requirements, permits and approvals applicable to the Premises, and (iii) all covenants, conditions and restrictions recorded against the property, and shall not use the Premises, or permit or suffer the Premises to be used for any other purpose without the prior written consent of Landlord.

10.2          Tenant shall conduct its business operations and use the Premises in compliance with all federal, state, and local laws, regulations, ordinances, requirements, permits and approvals applicable to the Premises. Tenant shall not use or occupy the Premises in violation of any law or regulation or the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or the certificate of occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, excluding, however, any duty to make structural or capital improvements, alterations, repairs and replacements to the Premises.

10.3          Tenant shall not do or permit to be done anything which will invalidate or increase the cost (unless Tenant agrees to pay such increased cost) of any fire, extended coverage or any other insurance policy covering the Premises, or which will make such insurance coverage unavailable on commercially reasonable terms and conditions, and shall comply with all rules, orders, regulations and requirements of the insurers of the Premises.

10.4          Subject to the warranties of Landlord in Section 14.2, Tenant shall comply with the Americans with Disabilities Act of 1990 (“ADA”), and the regulations promulgated thereunder, as amended from time to time. All responsibility for compliance with the ADA relating to the Premises, including any alterations to the Premises made by Tenant and the activities conducted by Tenant within the Premises, shall be exclusively that of Tenant and not of Landlord, including any duty to make structural or capital improvements, alterations, repairs and replacements to the Premises but only to the extent triggered by construction of alterations by or for Tenant. Any alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with Article 17; provided, that Landlord’s consent to such alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such alterations comply with the provisions of the ADA. However, nothing in this Lease shall be construed to require Tenant to make structural or capital improvements, alterations, repairs or replacements to comply with ADA unless and until required to do so by order of any government entity or court of law exercising proper jurisdiction with regard thereto, subject to any right to appeal or otherwise contest any such order. Furthermore, Landlord shall be responsible for compliance with ADA to the extent of a violation of Landlord’s warranties in Section 14.2.

10.5          Tenant may install signage on and about the Building and Project monument to the extent permitted by, and in conformity with, applicable provisions of the City of San Diego Sign Ordinance, and to the extent reasonably approved by Landlord. Tenant acknowledges that it understands that other tenants will occupy space in the Project, and that the maximum allowable signage is to be shared among all of the tenants on a pro rata basis. Tenant further acknowledges it is familiar with the restrictions of the City of San Diego Sign Ordinance, and is not relying on any representations or warranty of Landlord regarding the number, size or location of any signage. The expense of design, permits, purchase and installation of any signs shall be the responsibility of Tenant and the cost thereof shall be borne by Tenant. At the termination of the Lease, all signs shall be the property of Tenant and may be removed from the Premises by Tenant, subject to the provisions of Article 36. Any relocation of Tenant’s signage required by Landlord’s division of the Project into more than one lot shall be with the consent of Tenant and at Landlord’s cost.

10.6          No equipment shall be placed at a location within the Building other than a location designed to carry the load of the equipment. Equipment weighing in excess of floor loading capacity shall not be placed in the Building.

10.7          Tenant shall not use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance or waste in, on, or about the Premises.

11.	Brokers.

11.1          Landlord and Tenant represent and warrant one to the other that there have been no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Phase 3 Properties, Inc., which represented Landlord, and Colliers International, which represented Tenant, each of whose commissions shall be paid by Landlord fifty percent (50%) upon execution of the Lease and fifty percent (50%) on December 1,2004, provided Tenant can provide evidence it has at least $4 million in cash or cash equivalents. Should Tenant not have a cash position of at least $4 million as of December 1, 2004, Landlord will not be responsible to pay the second half of the commission until rent commencement and Tenant’s financials demonstrate their ability to continue its lease obligations for a period of 6 months. Each shall indemnify, defend, protect, and hold harmless the other from any claim of any other broker as a result of any act or agreement of the indemnitor.

11.2          Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease other than as contained in this Lease.

12.	Holding Over.

12.1          If, with Landlord’s consent, Tenant holds possession of all or any part of the Premises after the expiration or earlier termination of this Lease, Tenant shall become a tenant from month to month upon the date of such expiration or earlier termination, and in such case Tenant shall continue to pay in accordance with Article 5 the Basic Annual Rent as adjusted from the Term Commencement Date in accordance with Article 6, together with Operating Expenses in accordance with Article 7 and other Additional Rent as may be payable by Tenant, and such month-to-month tenancy shall be subject to every other term, covenant and condition contained herein.

12.2          If Tenant remains in possession of all or any portion of the Premises after the expiration or earlier termination of the term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance upon the terms of this Lease except that monthly rental shall be equal to one hundred twenty five percent (125%) of the Basic Annual Rent in effect during the last twelve (12) months of the Lease term as charged on a per diem basis for the term of the holdover.

12.3          Acceptance by Landlord of Rent after such expiration or earlier termination shall not result in a renewal or reinstatement of this Lease.

12.4          The foregoing provisions of this Article 12 are in addition to and do not affect Landlord’s right to re-entry or any other rights of Landlord under Article 24 or elsewhere in this Lease or as otherwise provided by law.

13.	Taxes on Tenant’s Property

13.1          Tenant shall pay not less than ten (10) days before delinquency taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. Tenant shall not be responsible for taxes levied against any personal property or trade fixtures of other tenants.

13.2          If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Project is increased by the inclusion therein of a value directly attributable to Tenant’s personal property or trade fixtures, and if Landlord after written notice to Tenant pays the taxes based upon such increase in the assessed value, then Tenant shall upon demand repay to Landlord the taxes so levied against Landlord.

13.3          If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements in other spaces in the Project are assessed, then the real property taxes and assessments levied against Landlord or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property to Tenant and shall be governed by the provisions of Section 13.2 above. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants of Landlord shall not be included in the Operating Expenses defined in Section 7, but shall be treated, as to such other tenants, as provided in this Section 13.3, and shall be allocated to such other tenants. If the records of the County assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than improvements in other spaces in the Project, such records shall be binding on both Landlord and Tenant.

14.	Condition of Premises.

14.1     Tenant acknowledges that the Premises have been previously occupied, and accepts the Premises in their “AS-IS” condition, except that Landlord, at its cost and expense, shall complete the Landlord’s Improvements as provided in Exhibit “D” which is hereby incorporated into this Lease by reference. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, express or implied, with respect to the condition of the Premises, except as set forth in this Lease, or with respect to their suitability for the conduct of Tenant’s business.

14.2     Landlord represents and warrants to Tenant that as of the date of this Lease the Premises, the Project and Common Areas are in compliance with all applicable building code requirements, laws, rules, orders, ordinances, directions, regulations, permits, approvals, and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, and with the rules, orders, directions, regulations, and requirements of any applicable fire rating bureau; provided, however, with regard to ADA, Landlord only warrants that the Project (excluding improvements installed by or for a previous tenant but including Landlord’s Improvements) were in compliance with the ADA, and the regulations promulgated thereunder, at the time of the initial construction of the Project. Landlord further represents and warrants to Tenant that as of the date of this Lease, the Building and Common Area HVAC, plumbing, electrical, roof and structural systems are in good working condition and repair.

15.	Common Areas and Parking Facilities.

15.1          Tenant shall have the nonexclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit “C” together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord (the “Rules and Regulations”).

15.2     Tenant shall not place any equipment, storage containers or any other property on the surface parking area or otherwise outside of the Premises without the consent of Landlord, which shall not be unreasonably withheld or delayed. In the event Tenant elects to locate Hazardous Material storage facilities, water systems, mechanical equipment, emergency generators, or other improvements in the parking area, the space used for such facilities may be deducted from Tenant’s Pro Rata Share of parking described below.

15.3          As an appurtenance to the Premises, Tenant, and its employees and invitees, shall be entitled to use a Pro Rata Share of the available parking without charge during the term of the Lease, including all renewals, which is approximately three and one half (3.5) spaces per 1,000 square feet of Rentable Area, which includes Tenant’s pro rata share of visitor and handicapped parking.

16.	Utilities and Services.

16.1          Tenant shall pay for all water, gas, electricity, telephone, cable, and other utilities which may be furnished to the Premises during the term of this Lease, together with any taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with tenants of other premises as part of its share of Operating Expenses. Utilities and services provided to the Premises which are separately metered shall be paid by Tenant directly to the supplier of such utility or service, and Tenant shall pay for such utilities and services prior to delinquency during the term of this Lease.

16.2     Landlord shall not be liable for, nor shall any eviction of Tenant result from, any failure of any such utility or service, and in the event of such failure Tenant shall not be entitled to any abatement or reduction of Rent, nor be relieved from the operation of any covenant or agreement of this Lease, and Tenant waives any right to terminate this Lease on account thereof However, notwithstanding the foregoing, in the event any such failure caused by Landlord persists for more than thirty (30) days, Tenant at its election may terminate this Lease.

16.3          Tenant shall provide and pay for janitors, maintenance personnel, and other persons who perform duties connected with the operation and maintenance of the interior of the Premises.

17.	Alterations.

17.1          Tenant shall make no alterations, additions or improvements (hereinafter in this section, “improvements”) in or to the Premises, except for non-structural improvements costing less than $25,000, without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed. Tenant shall deliver to Landlord final plans and specifications and working drawings for the improvements to Landlord, and Landlord shall have ten (10) days thereafter to grant or withhold its consent. If Landlord does not notify Tenant of its decision within the ten (10) days, Landlord shall be deemed to have given its approval.

17.2          If a permit is required to construct the improvements, Tenant shall deliver a completed, signed-off inspection card to Landlord within ten (10) days of completion of the improvements, and shall promptly thereafter obtain and record a notice of completion and deliver a copy thereof to Landlord.

17.3          The improvements shall be constructed only by licensed contractors. All contractors, except those constructing non-structural improvements costing less than $25,000, shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Any such contractor must have in force a general liability insurance policy of not less than $2,000,000 or such higher limits as Landlord may reasonably require, which policy of insurance shall name Landlord as an additional insured. Tenant shall provide Landlord with a copy of the contract with the contractor prior to the commencement of construction.

17.4          Tenant agrees that any work by Tenant shall be accomplished in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times except when minimally necessary for building reconfiguration work and following prior written notice to Landlord.

17.5          Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, directions, regulations, permits, approvals, and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, and in full compliance with the rules, orders, directions, regulations, and requirements of any applicable fire rating bureau. For work exceeding $25,000.00 in cost, Tenant shall provide Landlord with “as-built” plans showing any change in the Premises within thirty (30) days after completion.

17.6          Before commencing any work exceeding $25,000.00 in cost, other than interior non-structural alterations, additions or improvements, Tenant shall give Landlord at least five (5) days’ prior written notice of the proposed commencement.

18.	Repairs and Maintenance.

18.1          Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and Project, including foundations, exterior walls, load bearing walls, windows, plate glass, roofing, and roofing covering materials, and plumbing, fire sprinkler system, heating, ventilating, air conditioning, elevator, and electrical systems, subject to reimbursement by Tenant as its Pro Rata Share of Operating Expenses to the extent provided by Article 7. However, if such maintenance or repairs are required solely because of any act, neglect, fault of or omissions of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord the reasonable costs of such maintenance and repairs attributable to Tenant’s act, neglect, fault or omission.

18.2          Except as otherwise set forth in Section 18.1, Tenant shall, throughout the term of this Lease, at Tenant’s sole cost and expense, keep the Premises and every part thereof in good condition and repair, including plumbing, fire sprinkler, heating, ventilating, air conditioning, elevator, and electrical systems existing in the Premises as of the Term Commencement Date, or installed thereafter by Landlord as part of Landlord’s Improvements, or installed by Tenant with the permission of Landlord, except for damage thereto from causes beyond the reasonable control of Tenant and ordinary wear and tear. Tenant shall upon the expiration or earlier termination of the term hereof surrender the Premises to Landlord in the same condition as when received, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof except as provided in Section 18.1 and Exhibit D.

18.3          Tenant hereby waives Civil Code Sections 1941 and 1942 relating to a landlord’s duty to maintain the Premises in a tenantable condition, and the under said sections or under any law, statute or ordinance now or hereafter in effect to make repairs at Landlord’s expense.

18.4     Subject to Section 20.3 below, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein. If repairs or replacements become necessary which by the terms of this Lease are the responsibility of Tenant and Tenant fails to make the repairs or replacements, and Landlord delivers written demand upon Tenant to perform and Tenant fails to do so within the next ten (10) days, Landlord may make the repairs or replacements and Tenant shall upon demand pay to Landlord the reasonable costs thereof.

19.	Liens.

19.1          Tenant shall keep the Premises, the Building and the property upon which the Building is situated free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, will be promptly discharged by Tenant within thirty (30) days after Landlord makes written demand thereof, or as soon as possible, provided that Tenant takes all actions as expeditiously as possible to remove such lien. However, nothing herein provided shall prevent Tenant from contesting, in good faith and at its own expense, any such lien.

19.2          Should Landlord, acting in good faith, include in Landlord’s written notice to Tenant the information that an existing lien must be immediately removed in order to facilitate a pending sale or refinancing, Tenant shall, at its expense, immediately post a bond or otherwise provide security to eliminate the lien as a claim against title.

20.	Indemnification and Exculpation.

20.1          As used in this Article 20, the term “Landlord” means Landlord and the term “Landlord’s Indemnitees” means its partners and affiliates, and their respective members, shareholders, directors, officers, agents, contractors and employees. As used in this Article 20, the term “Tenant” means Tenant and the term “Tenant’s Indemnitees” means its partners and affiliates, and their respective members, shareholders, directors, officers, agents, contractors and employees.

20.2          Tenant agrees to indemnify and hold harmless Landlord and Landlord’s Indemnitees from and against any and all demands, claims, causes of actions, fines, penalties, damages, liabilities, judgments and expenses (including without limitation reasonable attorneys’ fees) which are caused by any negligent or intentional act by Tenant arising from or out of any occurrence in, upon or about the Premises, the Building, the Project or the Common Areas and which results in or causes harm or damage to any person or property. Tenant’s obligations under this Section 20.2 shall survive the expiration or earlier termination of the term of this Lease.

20.3          Landlord agrees to indemnify and hold harmless Tenant and Tenant’s Indemnitees from and against any and all demands, claims, causes of actions, fines, penalties, damages, liabilities, judgments and expenses (including without limitation reasonable attorneys’ fees) which are caused by any negligent or intentional act by Landlord arising from or out of any occurrence in, upon or about the Premises, the Building, the Project or the Common Areas and which results in or causes harm or damage to any person or property. Landlord’s obligations under this Section 20.3 shall survive the expiration or earlier termination of the term of this Lease.

20.4     Notwithstanding the provisions of Section 20.3, Landlord shall not be liable to Tenant and Tenant assumes all risk of damage to any records, research, experiments, living organisms, computer software and other intangible property, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom relative to such damage, regardless of whether caused by Landlord’s or Landlord’s Agents’ acts or omissions.

20.5          The indemnity obligations of both Landlord and Tenant under this Section 20 shall be satisfied to the extent of proceeds of applicable insurance maintained by the indemnifying party to the extent thereof, and thereafter to proceeds of any applicable insurance maintained by the other party; Landlord and Tenant shall be required to satisfy any such obligation only to the extent it is not satisfied by proceeds of applicable insurance as set forth above.

20.6          Security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and it is agreed that Landlord shall not be liable for injuries or losses caused by criminal acts of third parties and the risk that any security device or service may malfunction or otherwise be circumvented by a criminal is assumed by Tenant. Tenant shall at Tenant’s cost obtain insurance coverages to the extent Tenant desires protection against such criminal acts.

20.7          Landlord shall not be liable for any damages arising from any act or neglect of any other tenant in the Building or Project, except to the extent caused by any negligent or intentional act by Landlord.

21.	Insurance - Waiver of Subrogation.

21.1          Commencing prior to Tenant’s first entry onto the Premises for purposes of installing any improvements, fixtures or personal property, but no later than the Term

Commencement Date, and continuing at all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, commercial general liability insurance, on an occurrence basis, insuring Tenant and Tenant’s agents, employees and independent contractors against all bodily injury, property damage, personal injury and other covered loss arising out of the use, occupancy, improvement and maintenance of the Premises and the business operated by Tenant, or any other occupant, on the Premises. Such insurance shall have a minimum combined single limit of liability per occurrence of not less than $ 1,000,000.00 and a general aggregate limit of $2,000,000.00. Such insurance shall: (i) name Landlord, and Landlord’s lenders if required by such lenders, and any management company retained to manage the Premises if requested by Landlord, as additional insureds; (ii) include broad form contractual liability coverage insuring Tenant’s indemnity obligations under Section 20.1; (iii) include products liability coverage (with limits of $2,000,000.00 on a “claims made” basis), boiler and machinery liability coverage, and products completed operations coverage; (iv) provide that it is primary coverage and noncontributing with any insurance maintained by Landlord or Landlord’s lenders, which shall be excess insurance with respect only to losses arising out of Tenant’s negligence; and (v) provide for severability of interests or include a cross-liability endorsement, such that an act or omission of an insured shall not reduce or avoid coverage of other insureds.

21.2          At all times during the term of this Lease, Landlord shall maintain, subject to reimbursement by Tenant as an Operating Expense under Section 7.1(b), “all risk” insurance, including, but not limited to, coverage against loss or damage by fire, vandalism, and malicious mischief covering the Project (exclusive of excavations, foundations and footings), and all other improvements and fixtures that may be constructed or installed on the Premises, in an amount equal to one hundred percent (100%) of the full replacement value thereof. If any boilers or other pressure vessels or systems are installed on the Premises, Landlord shall maintain, subject to reimbursement by Tenant as an Operating Expense under Section 7.1(b), boiler and machinery insurance in an amount equal to one hundred percent (100%) of the full replacement value thereof. The insurance described in this Section 21.2 shall: (i) insure Landlord, and Landlord’s lenders if required by such lenders, as their interests may appear; (ii) contain a Lender’s Loss Payable Form (Form 438 BFU or equivalent) in favor of Landlord’s lenders and name Landlord, or Landlord’s lender if required by such lender, as the loss payee; (iii) provide for severability of interests or include a cross-liability endorsement, such that an act or omission of an insured shall not reduce or avoid coverage of other insureds; (iv) include a building ordinance endorsement, an agreed amount endorsement and an inflation endorsement; and (v) provide that it is primary coverage and noncontributing with any insurance maintained by Landlord or Landlord’s lenders, which shall be excess insurance. The full replacement value of the Project, and other improvements and fixtures insured thereunder shall, for the purpose of establishing insurance limits and premiums only, be determined by the company issuing the insurance policy and shall be redetermined by said company within six (6) months after completion of any material alterations or improvements to the Premises and otherwise at intervals of not more than three (3) years. Landlord shall promptly increase the amount of the insurance carried pursuant to this Section 21.2 to the amount so redetermined. The proceeds of the insurance described in this Section shall be used for the repair, replacement and restoration of the Premises and other improvements and fixtures insured thereunder, as further provided in Article 22; provided, however, if this Lease is terminated after damage or destruction, the insurance policy or policies, all rights thereunder and all insurance proceeds shall be assigned to Landlord.

21.3     At all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, business interruption insurance in order to insure that the Basic Annual Rent and Operating Expenses provided for hereunder will be paid for a period of up to one (1) year after any casualty insured against by all risk policy of insurance described in Section 21.2 above or any restriction of access to the Premises as a result of such casualty.

21.4     At all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, “all risk” insurance against trade fixtures, equipment and merchandise of Tenant or any portion thereof, from time to time, in an amount equal to the full replacement value thereof.

21.5          At all times during the term of this Lease, Tenant shall maintain workers’ compensation insurance in accordance with California law, and employers’ liability insurance with limits typical for companies similar to Tenant.

21.6          All of the policies of insurance referred to in this Article 21 shall be written by companies authorized to do business in California and rated A+VII or better in Best’s Insurance Guide or written by Lloyd’s of London. Each insurer of liability coverage referred to in this Article 21 shall agree, by endorsement on the applicable policy or by independent instrument furnished to Landlord, that it will give Landlord, and Landlord’s lenders if required by such lenders, at least ten (10) days’ prior written notice by registered mail before the applicable policy shall be cancelled for non-payment of premium, and thirty (30) days’ prior written notice by registered mail before the applicable policy shall be cancelled or altered in coverage, scope, amount or other material term for any other reason (although any failure of an insurer to give notice as provided herein shall not be a breach of this Lease by Tenant). No policy shall provide for a deductible amount in excess of $100,000, unless approved in advance in writing by Landlord, which approval shall not be unreasonably withheld. Tenant shall deliver to Landlord, and to Landlord’s lenders if required by such lenders, certificates evidencing such insurance policies, issued by the insurer, prior to the required date for commencement of such coverage. At least ten (10) days prior to expiration of any such policy, Tenant shall deliver to Landlord, and Landlord’s lenders if required by such lenders, a certificate evidencing renewal, or a certified copy of a new policy or certificate evidencing the same. If Tenant fails to provide to Landlord any such certificate by the required date for commencement of coverage, or within ten (10) days prior to expiration of any policy, or to pay the premiums therefor when required, Landlord shall have the right, but not the obligation, to procure said insurance and pay the premiums therefor. Any premiums so paid by Landlord shall be repaid by Tenant to Landlord with the next due installment of rent, and failure to repay the same shall have the same consequences as failure to pay any installment of Rent.

21.7          Landlord may provide the property insurance required under this Article 21 pursuant to a so-called blanket policy or policies of property insurance maintained by Landlord.

21.8          Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, partners, employees, agents, and representatives of the other, on account of loss or damage to such waiving party’s property or the property of others under its control, to the extent that such loss or damage is caused by or results from risks insured against under any insurance policy which insures such waiving party’s property at the time of such loss or damage, which waiver shall continue in effect as long as the parties’ respective insurers permit such waiver under the terms of their respective insurance policies or otherwise in writing.

22.	Damage or Destruction.

22.1      In the event of damage to or destruction of all or any portion of the Premises or the Building (collectively, “improvements”) arising from a risk substantially covered by the insurance described in Section 21.2, Landlord shall within a reasonable time commence and proceed diligently to repair, reconstruct and restore (collectively, “restore”) the Premises and/or the Building to substantially the same condition as they were in immediately prior to the casualty, whether or not the insurance proceeds are sufficient to cover the actual cost of restoration. Landlord shall be responsible for all costs of restoration of the Premises and/or Building in excess of insurance proceeds. Except as expressly set forth below, this Lease shall continue in full force and effect, notwithstanding such damage or destruction.

22.2          In the event of any damage to or destruction of all or any portion of the Premises or the Building arising from a risk which is not substantially covered by the insurance described in Section 21.2, Landlord shall within a reasonable time, at its expense, commence and proceed diligently to restore the Premises and/or the Building to substantially the same condition as they were in immediately prior to the casualty. This Lease shall continue in full force and effect notwithstanding such damage or destruction; provided, however, that if the damage or destruction occurs during the last year of the term and the expense of restoration exceeds $ 100,000, then either Landlord or Tenant may, at its election, by written notice to the other, terminate the Lease; provided further, that if the damage or destruction occurs at any other time and the expense of restoration exceeds $500,000, then Landlord may, at its election, by written notice to Tenant, terminate the Lease.

22.3          In satisfying its obligations under this Article 22, Landlord shall not be required to fulfill its restoration responsibilities with improvements identical to those which were damaged or destroyed; rather, with the consent of Tenant, which consent will not be unreasonably withheld or delayed, Landlord may restore the damage or destruction with improvements reasonably equivalent to those damaged or destroyed.

22.4      In the event of damage, destruction and/or restoration as herein provided, there shall be no abatement of Rent, and Tenant shall not be entitled to any compensation or damages occasioned by any such damage, destruction or restoration. Notwithstanding the foregoing, in the event restoration of the Premises and/or the Building cannot reasonably be completed within six (6) months following the damage or destruction, Landlord will give notice thereof to Tenant within sixty (60) days following such damage or destruction, and Tenant at its election may by written notice to Landlord terminate this Lease.

22.5          Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the restoration of the improvements after the occurrence of such damage or destruction by reason of acts of God, war, government restrictions, inability to procure the necessary labor or materials, strikes, or other causes beyond the control of Landlord (but excluding economic conditions or financial inability to perform), the time for Landlord to commence or complete restoration shall be extended for the time reasonably required as a result of such causes.

22.6          Tenant waives the provisions of Civil Code Section 1932(2) and 1933(4) or any similar statute now existing or hereafter adopted governing destruction of the Premises, so that the parties’ rights and obligations in the event of damage or destruction shall be governed by the provisions of this Lease.

23.	Eminent Domain.

23.1          In the event the Premises or the Building or any portion thereof shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease upon the earlier of sixty (60) days after notice of such taking or the date possession is required to be surrendered to said authority.

23.2          In the event of a partial taking of the Premises or the Building for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then Landlord may elect to terminate this Lease if such taking is of a material nature such as to make it uneconomical to continue use of the unappropriated portions for the purposes for which they were intended, and Tenant may elect to terminate this Lease if such taking is of material detriment to, and substantially interferes with, Tenant’s use and occupancy of the Premises. In no event shall this Lease be terminated when such a partial taking does not have a material adverse effect upon Landlord or Tenant or both. Termination by either party pursuant to this section shall be effective upon the earlier of sixty (60) days after notice of such partial taking or as of the date possession is required to be surrendered to said authority.

23.3          If upon any taking of the nature described in this Article 23 this Lease continues in effect, then Landlord shall promptly proceed to restore the remaining portion of the Premises and the Building to substantially their same condition prior to such partial taking. Basic Annual Rent shall be abated proportionately on the basis of the rental value of the Premises as restored after such taking compared to the rental value of the Premises prior to such taking.

24.	Defaults and Remedies.

24.1          Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within ten (10) days of the date such payment is due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid within thirty (30) days of the date such payment is due shall bear interest from thirty (30) days after the date due until paid at the lesser of (i) ten percent (10%) per annum or (ii) the maximum rate permitted by law.

24.2             No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided. If at any time a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord, Tenant shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

24.3             If Tenant fails to pay any sum of money (other than Basic Annual Rent) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided, that such failure by Tenant continued for thirty (30) days after written notice from Landlord demanding performance by Tenant was delivered to Tenant. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to ten percent (10%) per annum or highest rate permitted by law, whichever is less, shall be payable to Landlord on demand as Additional Rent.

24.4             The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a)  The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant. Such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161;

(b)  The failure by Tenant to observe or perform any obligation other than described in Section 24.4(a) to be performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure the default, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute the same to completion. Such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161;

(c)  Tenant makes an assignment for the benefit of creditors;

(d)  A receiver, trustee or custodian is appointed to, or does, take title, possession or control of all, or substantially all, of Tenant’s assets; or

(e)  Tenant’s interest in this Lease is attached, executed upon, or otherwise judicially seized and such action is not released within ninety (90) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice, and in no event shall a forfeiture or termination occur without such written notice.

24.5             In the event of a default by Tenant, and at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without service of notice and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(a)  The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b)  The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(c)  The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(d)  Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e)  At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Subsections (a), (b) and (c), the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such default is entered or such earlier date as the court may determined. As used in Subsections (a) and (b), the “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 24.1. As used in Subsection (c) above, the “worth at the time of award” shall be computed by taking the present value of such amount using the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percentage point.

24.6          In the event of a default by Tenant, and if Landlord does not elect to terminate this Lease as provided in Section 24.5 or otherwise terminate Tenant’s right to possession of the Premises, Landlord shall have the remedy described in Section 1951.4 of the Civil Code. Landlord may continue this Lease in effect for so long as Landlord does not terminate Tenant’s right to possession of the Premises, and may enforce all of its rights and remedies under the Lease, including the right from time to time to recover Rent as it becomes due under the Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

24.7          Notwithstanding anything herein to the contrary, Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease, shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder, including, without limitation, the right to recover from Tenant as they become due hereunder all Rent and other charges required to be paid by Tenant under the terms of this Lease.

24.8          All rights, options, and remedies of Landlord contained in this Lease shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or by any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

24.9          Termination of this Lease or Tenant’s right to possession by Landlord shall not relieve Tenant from any liability to Landlord which has theretofore accrued or shall arise based upon events which occurred prior to the last to occur of (i) the date of Lease termination or (ii) the date possession of Premises is surrendered.

24.10        Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

24.11        In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises whose address shall have been furnished to Tenant, and such beneficiary and/or mortgagee shall have a reasonable opportunity to cure the default, including time to obtain possession of the Premises by a judicial action if such should prove necessary to effect a cure, so long as such beneficiary and/or mortgagee acts within the same time limits afforded Landlord in Section 24.10.

25.	Assignment or Subletting.

25.1    Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of law, sell, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, or permit or suffer the Premises or any part thereof to be used or occupied as work space, storage space, concession or otherwise by anyone other than Tenant or Tenant’s employees and contractors, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed.

25.2    If Tenant desires to assign this Lease or sublet all or any portion of the Premises to any entity into which Tenant is merged, with which Tenant is consolidated, which acquires all or substantially all of the assets of Tenant, or which is an affiliate of Tenant (each a “Permitted Transferee”), Landlord’s consent shall not be required, provided that the Permitted Transferee executes, acknowledges and delivers to Landlord an agreement whereby the Permitted Transferee agrees to be bound by all of the covenants and agreements in this Lease arising after the effective date of the transfer.

25.3    In the event Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises to someone other than a Permitted Transferee, then at least ten (10) days, but not more than one hundred eighty (180) days, prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”). Tenant shall give Landlord a notice (the “Assignment Notice”) which shall set forth the name, address and business of the proposed assignee or sublessee, information (including references and financial statements) concerning the financial ability of the proposed assignee or sublessee, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or sublessee, and the consideration and all other material terms and conditions of the proposed assignment or sublease, all in such detail as Landlord shall reasonably require.

25.4    Landlord in making its determination as to whether consent should be given to a proposed assignment or sublease, may give consideration to whether or not the proposed assignee or subtenant has the financial strength to satisfy the obligations contemplated by this Lease (with consideration of assignor remaining liable for Tenant’s performance), and any use which such successor proposes to make of the Premises. If Landlord fails to deliver written notice of its determination to Tenant within ten (10) days following receipt of the Assignment Notice and the information required under Section 25.3, Landlord shall be deemed to have approved the request. As a condition to any assignment or sublease of the entire Premises to which Landlord has given consent, any such assignee or sublessee must execute, acknowledge and deliver to Landlord an agreement whereby the assignee or sublessee agrees to be bound by all of the covenants and agreements in this Lease (except, in the case of a sublease, the payment of Basic Annual Rent).

25.5    Any sale, assignment, hypothecation or transfer of this Lease or subletting of Premises that is not in compliance with the provisions of this Article 25 shall be void and shall, at the option of Landlord, be a breach of this Lease.

25.6    The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignee of this Lease or sublessee of the Premises from obtaining the consent of Landlord to any further assignment or subletting or as releasing Tenant or any assignee or sublessee of Tenant from full and primary liability.

25.7    If Tenant sublets the Premises or any part thereof Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of an act of default by Tenant by failing to pay Basic Annual Rent and Operating Expenses for two (2) consecutive months, Tenant shall have the right to collect, enjoy and dispose of such rent.

25.8    Notwithstanding any subletting or assignment, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due, or to become due hereunder, and for the full performance of all other terms, conditions, and covenants to be kept and performed by Tenant. The acceptance of rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant, or condition hereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting or assignment of the Premises. Landlord shall not withhold consent to an assignment back to the original Tenant hereunder from a subsequent assignee.

25.9    Any sublease of the Premises shall be subject and subordinate to the provisions of this Lease, shall not extend beyond the term of this Lease, and shall provide that the sublessee shall attorn to Landlord, at Landlord’s sole option, in the event of the termination of this Lease. Landlord and any lender shall upon Tenant’s request provide any subtenant of the entirety of the Premises with a recognition and non-disturbance agreement in the form set forth in Article 35 hereof on the condition that the sublessee agrees to attorn to Landlord on terms and conditions materially the same as the ones contained in this Lease.

25.10  In the event Tenant assigns or otherwise transfers this Lease or sublets the Premises to a transferee other than one set forth in Section 25.2, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the rent and other consideration received from the transferee during the initial and any extended term of this Lease in excess of Rent payable to Landlord under this Lease, after Tenant has recouped any reasonable commission, legal, improvement and other out-of-pocket expenses occasioned by such transfer and payable to third parties, and after Tenant has recouped any capital costs incurred by Tenant for any improvements to the transferred space after the Term Commencement Date.

26.	Attorney’s Fees.

26.1          If either party becomes a party to any action or proceeding concerning this Lease, the Premises, or the Building or Project in which the Premises are located, by reason of any act or omission of the other party or its authorized representatives, and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees, expert witness fees, and court costs incurred by it in the litigation.

26.2          If either party commences an action or proceeding against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, expert witness fees and costs of suit.

27.	Bankruptcy.

27.1          In the event a debtor or trustee under the Bankruptcy Code, or other person with similar rights, duties and powers under any other law, proposes to cure any default under this Lease or to assume or assign this Lease, and is obliged to provide adequate assurance to Landlord that (i) a default will be cured, (ii) Landlord will be compensated for its damages arising from any breach of this Lease, or (iii) future performance under this Lease will occur, then adequate assurance shall include any or all of the following, as determined by the Bankruptcy Court: (a) those acts specified in the Bankruptcy Code or other law as included within the meaning of adequate assurance; (b) a cash payment to compensate Landlord for any monetary defaults or damages arising from a breach of this Lease; (c) the credit worthiness and desirability, as a tenant, of the person assuming this Lease or receiving an assignment of this Lease, at least equal to Landlord’s customary and usual credit worthiness requirements and desirability standards in effect at the time of the assumption or assignment, as determined by the Bankruptcy Court; and (d) the assumption or assignment of all of Tenant’s interest and obligations under this Lease.

28.	Definition of Landlord.

28.1          The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only Landlord or the successor-in-interest of Landlord under this Lease at the time in question. In the event of any transfer, assignment or conveyance of Landlord’s title or leasehold, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor and any prior grantors) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee of such title or leasehold shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises or this Lease without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on the part of Landlord or the then grantor of any of the terms or conditions of this Lease.

29.	Estoppel Certificate.

29.1          Each party shall, within fifteen (15) days of written notice from the other party, execute, acknowledge and deliver to the other party a statement in writing on a form reasonably requested by a proposed lender, purchaser, assignee or subtenant (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not, to each party’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder (or specifying such defaults if any are claimed) and (iii) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective lender, purchaser, assignee or subtenant of all or any portion of the Premises.

30.	Removal of Property.

30.1          Except as provided below, all trade fixtures and other personal property placed within the Premises at Tenant’s cost and expense (and not at the cost and expense of Landlord) shall be and remain the property of Tenant and may be removed by Tenant at the expiration or earlier termination of the term of this Lease.

30.2      All improvements, fixtures and personal property presently existing in the Premises or later installed at Landlord’s expense, and any other improvements made to the Premises at Landlord’s expense and cost, shall be and remain the property of Landlord, and upon the expiration or earlier termination of this Lease, remain upon and be surrendered with the Premises as a part thereof.

30.3      Notwithstanding Section 30.1, Tenant may not remove any property if such removal would cause material damage to the Premises, unless such damage can be and is repaired by Tenant. Furthermore, Tenant shall repair any damage to the Premises caused by Tenant’s removal of any such property, and shall, prior to the expiration or earlier termination of this Lease, restore and return the Premises to the condition they were in when first occupied by Tenant (modified by any other work approved by Landlord), reasonable wear and tear excepted. At a minimum, even if they are determined to be fixtures or personal property owned by Tenant, Tenant shall leave in place and repair any damage to the interior floors, walls, doors and ceilings of the Building, and the heating, ventilation, air conditioning, plumbing, and electrical systems; all such property shall become the property of Landlord upon the expiration or earlier termination of this Lease, and shall remain upon and be surrendered with the Premises as a part thereof. The provisions of Article 17 shall apply to any restoration work under this Article as if the restoration was an alteration, addition or improvement thereunder. Should Tenant require any period beyond the expiration or earlier termination of the Lease to complete such restoration, Tenant shall be a tenant at sufferance subject to the provisions of Section 12.2 hereof.

30.4          If Tenant shall fail to remove any fixtures or personal property which it is entitled to remove under this Article 30 from the Premises prior to termination of this Lease, then Landlord may dispose of the property under the provisions of Section 1980 et seq. of the California Civil Code, as such provisions may be modified from time to time, or under any other applicable provisions of California law.

31.	Limitation of Landlord’s Liability.

31.1          Tenant agrees that, in the event of any breach or default hereunder by Landlord, Tenant’s recourse against Landlord for monetary damages will be limited to Landlord’s interest in the Project, Landlord’s interest in the rents or other income of the Project, consideration received from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Project, and any insurance proceeds payable to Landlord (but not those payable to a mortgagee).

31.2          Landlord shall not be personally liable for any deficiency except to the extent liability is based upon willful and intentional misconduct. If Landlord is a partnership or joint venture, the partners of such partnership shall not be personally liable and no partner of Landlord shall be sued or named as a party in any suit or action, or service of process be made against any partner of Landlord, except as may be necessary to secure jurisdiction of the partnership or joint venture or to the extent liability is caused by willful and intentional misconduct. If Landlord is a corporation, the shareholders, directors, officers, employees, and/or agents of such corporation shall not be personally liable and no shareholder, director, officer, employee, or agent of Landlord shall be sued or named as a party in any suit or action, or service of process be made against any shareholder, director, officer, employee, or agent of Landlord, except as may be necessary to secure jurisdiction of the corporation. If Landlord is a limited liability company, the members, managers, officers, employees, and/or agents of such limited liability company shall not be personally liable and no member, manager, officer, employee, or agent of Landlord shall be sued or named as a party in any suit or action, or service of process be made against any member, manager, officer, employee, or agent of Landlord, except as maybe necessary to secure jurisdiction of the corporation. No partner, shareholder, director, member, manager, employee, or agent of Landlord shall be required to answer or otherwise plead to any service of process and no judgment will be taken or writ of execution levied against any partner, shareholder, director, member, manager, employee, or agent of Landlord.

31.3          Each of the covenants and agreements of this Article 31 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or by common law.

32.	Control by Landlord.

32.1          Landlord reserves full control over the Building and Project to the extent not inconsistent with Tenant’s quiet enjoyment and use of Premises and non-exclusive use of the Common Areas. This reservation includes the right to establish ownership of the buildings separate from fee title to the real property underlying the Buildings, and to divide the Project into more than one lot.

32.2          Tenant shall, should Landlord so request, promptly join with Landlord in execution of such documents as may be appropriate to assist Landlord to implement any such action provided Tenant need not execute any document which is of a nature wherein liability is created in Tenant or if by reason of the terms of such document Tenant will be deprived of the quiet enjoyment and use of the Premises and non-exclusive use of the Common Areas as granted by this Lease.

33.	Quiet Enjoyment.

33.1          So long as Tenant is not in default, Landlord covenants that Landlord or anyone acting through or under Landlord will not disturb Tenant’s occupancy of the Premises except as permitted by the provisions of this Lease and that Landlord shall use reasonable efforts to enforce the lease obligations of tenants of the balance of the Building and Project to the extent they might otherwise disturb Tenant’s occupancy and non-exclusive use of the Common Areas.

34.	[Intentionally Left Blank]

35.	Subordination and Attornment.

35.1          Unless the mortgagee or beneficiary elects otherwise at any time prior to or following a default by Tenant, this Lease shall be subject to and subordinate to the lien of any mortgage or deed of trust now or hereafter in force against the Project and Building of which the Premises are a part, and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination, provided that the lienholder, beneficiary, or mortgagee has previously executed and delivered to Tenant a non-disturbance, attornment, and subordination agreement in such form as the lienholder, beneficiary, or mortgagee may request and as Tenant may approve, which approval will not be unreasonably withheld, setting forth that so long as Tenant is not in default hereunder, Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. Furthermore, Landlord shall provide to Tenant, within forty-five (45) days after execution of this Lease by both parties, such a nondisturbance agreement from the beneficiary of any mortgage presently encumbering the Project.

35.2          Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or deed of trust as may be required by Landlord and in a form reasonably satisfactory to Tenant, provided that the lienholder, beneficiary, or mortgagee has previously executed and delivered to Tenant a non-disturbance agreement in recordable form. However, if any such mortgagee or beneficiary so elects at any time prior to or following a default by Tenant, this Lease shall be deemed prior in lien to any such mortgage or deed of trust regardless of date and Tenant will execute a statement in writing to such effect at Landlord’s request in a form reasonably satisfactory to Tenant.

35.3          In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease in accordance with the terms of the non-disturbance agreement.

36.	Surrender.

36.1          No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.

36.2          The voluntary or other surrender of this Lease by Tenant shall not work a merger, unless Landlord consents, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

37.	Waiver and Modification.

37.1          No provision of this Lease may be modified, amended or added to except by an agreement in writing. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

38.	Waiver of Jury Trial.

38.1          The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage.

39.	Hazardous Material.

39.1    During the term, Tenant, at its sole cost, shall comply with all federal, state and local laws, statutes, ordinances, codes, regulations and orders relating to the receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release and disposal of Hazardous Material (as defined below) in or about the Premises. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors, invitees or subtenants, in a manner or for a purpose prohibited by any federal, state or local agency or authority. The accumulation of Hazardous Material shall be in approved containers and removed from the Premises by duly licensed carriers.

39.2    Tenant shall immediately provide Landlord with telephonic notice, which shall promptly be confirmed by written notice, of any and all spillage, discharge, release and disposal of Hazardous Material onto or within the Premises of which Tenant becomes aware, including the soils and subsurface waters thereof, which by law must be reported to any federal, state or local agency, and any injuries or damages resulting directly or indirectly therefrom. Further, Tenant shall deliver to Landlord each and every notice or order, when said order or notice identifies a violation which may have the potential to adversely impact the Premises, received from any federal, state or local agency concerning Hazardous Material and the possession, use and/or accumulation thereof promptly upon receipt of each such notice or order by Tenant. Landlord shall have the right, upon reasonable notice, to inspect and copy each and every notice or order received from any federal, state or local agency concerning Hazardous Material and the possession, use and/or accumulation thereof.

39.3    Tenant shall be responsible for and shall indemnify, protect, defend and hold harmless Landlord and Landlord’s Indemnitees from any and all liability, damages, injuries, causes of action, claims, judgments, costs, penalties, fines, losses, and expenses which arise during or after the term of this Lease and which result from Tenant’s (or from Tenant’s Indemnitees, assignees, subtenants, employees, agents, contractors, licensees, or invitees) receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Premises, including without limitation (i) diminution in value of the Premises or any portion of the Project, (ii) damages for the loss or restriction on use of any portion or amenity of the Premises or Project, (iii) damages arising from any adverse impact on marketing of space in the Premises or the Project, (iv) damages and the costs of remedial work to other property in the vicinity of the Project owned by Landlord or an affiliate of Landlord, and (v) consultant fees, expert fees, and attorneys’ fees. Landlord shall be responsible for and shall indemnify, protect, defend and hold harmless Tenant on the same basis as above for any claims which result from Landlord’s or from Landlord’s Indemnitees receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Project.

39.4    The indemnification obligations pursuant to the preceding Section 39.3 includes, without limiting the generality of Section 39.3, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, subsoil, ground water, or elsewhere on, under or about the Premises, or on, under or about any other property in the vicinity of the Project owned by Landlord or an affiliate of Landlord. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises, or underlying soil or groundwater, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to that condition required by applicable law, provided that Landlord’s approval of such action shall first be obtained, which approval shall not be unreasonably withheld, except that Tenant shall not be required to obtain Landlord’s prior approval of any action of an emergency nature reasonably required or any action mandated by a governmental authority, but Tenant shall give Landlord prompt notice thereof.

39.5    Landlord acknowledges that it is not the intent of this Article 39 to prohibit Tenant from operating its business as described in Article 10 or to unreasonably interfere with the operation of Tenant’s business. Tenant may operate its business according to the custom of the industry so long as the use or presence of Hazardous Material is strictly and properly monitored according to all applicable governmental requirements. Any approval or consent required by this Section 39.5 shall not be unreasonably withheld, conditioned or delayed.

39.6    As a material inducement to Landlord to allow Tenant to use Hazardous Material in connection with its business, Tenant agrees to provide to Landlord a list identifying each type of Hazardous Material to be present in or about the Premises and setting forth all governmental approvals or permits required in connection with the presence of Hazardous Material in or about the Premises (“Hazardous Material Inventory”). Tenant shall deliver a Hazardous Material Inventory to Landlord (i) no later than thirty (30) days prior to the occupancy of any portion of the Premises or the placement of equipment anywhere on the Project, (ii) annually thereafter no later than December 31 of each year, and (iii) thirty (30) days prior to the initiation by Tenant of any changes in the Premises or elsewhere on the Project which involve any increase in the types or amounts of Hazardous Material. For each type of Hazardous Material listed, the Hazardous Material Inventory shall include the (i) chemical name; (ii) material state (solid, liquid, gas, cryogen); (iii) concentration; (iv) storage amount and storage condition (cabinets or no cabinets); (v) use amount and use condition (open use or closed use); (vi) location (room number/identification); and (vii) chemical abstract service (CAS) number, if known. Landlord may at Tenant’s expense cause each Hazardous Material Inventory to be reviewed by a person or firm qualified to analyze Hazardous Material and acceptable to both Landlord and Tenant to confirm compliance with the provisions of this Lease and with applicable building and fire code requirements. In the event that a review of Tenant’s Hazardous Material Inventory indicates non-compliance with this Lease or applicable building and fire code requirements, Tenant shall at its expense diligently take steps to bring its storage and use of Hazardous Material into compliance.

39.7    Tenant further agrees to make available to Landlord, upon Landlord’s reasonable request, true and correct copies of the following documents (“Hazardous Material Documents”): governmental approvals or permits required in connection with the presence of Hazardous Material on the Premises; a copy of the Hazardous Material business plan prepared pursuant to Health and Safety Code Section 25500 et seq.; documents relating to the handling, storage, disposal and emission of Hazardous Material, including: permits; approvals; reports and correspondence; notice of violations of any laws; plans relating to the installation of any storage tanks to be installed in or under the Premises (provided said installation of tanks shall be permitted only after Landlord has given Tenant its written consent to do so, which consent may not be unreasonably withheld); and all closure plans or any other documents required by any and all federal, state and local governmental agencies and authorities for any storage tanks installed in, on or about the Premises for the closure of any such tanks. Tenant shall not be required, however, to provide Landlord with that portion of any document which contains information of a proprietary nature and which, in and of itself, does not contain a reference to any Hazardous Material which is not otherwise identified to Landlord in such documentation, unless any such Hazardous Material Document names Landlord as an “owner” or “operator” of the facility in which Tenant is conducting its business. It is not the intent of this subsection to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors. Landlord shall treat all information furnished by Tenant to Landlord pursuant to this Article 39 as confidential and shall not disclose such information to any person or entity, except as provided in this Article 39, without Tenant’s prior written consent, which consent shall not be unreasonably withheld or delayed, except as required by law.

39.8    Notwithstanding other provisions of this Article 39, it shall be a default under this Lease, and Landlord shall have the right to terminate the Lease and/or pursue its other remedies under Article 24, in the event that (i) Tenant’s use of the Premises for the generation, storage, use, treatment or disposal of Hazardous Material is in a manner or for a purpose prohibited by applicable law unless Tenant is diligently pursuing compliance with such law, (ii) Tenant has been required by any governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant’s action or use of the Premises, unless Tenant is diligently pursuing compliance with such requirement, or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with Tenant’s use, disposal or storage of a Hazardous Material on the Premises, unless Tenant is diligently seeking compliance with such enforcement order.

39.9    Notwithstanding the provisions of Article 25, if (i) any anticipated use of the Premises by a proposed assignee or subtenant involves the generation or storage, use, treatment or disposal of Hazardous Material in any manner or for a purpose prohibited by any applicable law, (ii) the proposed assignee or sublessee has been required by any governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such party’s action or use of the property in question and has failed to take such action, or (iii) the proposed assignee or sublessee is subject to a final, unappealable enforcement order issued by any governmental authority in connection with such party’s use, disposal or storage of Hazardous Material of a type such proposed assignee or sublessee intends to use in the Premises and shall have failed to comply with such order, it shall not be unreasonable for Landlord to withhold its consent to an assignment or subletting to such proposed assignee or sublessee.

39.10  Landlord represents that, to the best of its knowledge, as of the date of this Lease, there is no Hazardous Material on the Premises. Landlord shall provide Tenant with the environmental site assessment for the Premises dated February 25, 2004, and prepared by Occupational Services, Inc. Should the environmental site assessment disclose the presence of Hazardous Material beyond legally permissible levels, Landlord shall correct the deficiencies to Tenant’s reasonable satisfaction and shall cause updates to the environmental site assessment(s) to be issued reflecting the remedy. The environmental site assessment and all updates thereto are hereinafter referred to as the “Base Line Report,” and shall be deemed conclusive as to the condition of the Premises, unless, within ninety (90) days of receipt, Tenant causes an inspection of its own to be conducted, which inspection discloses the presence of Hazardous Material materially different from that disclosed in the Base Line Report.

39.11  Landlord shall not have the right to enter upon the Premises without the prior consent of Tenant, which shall not be unreasonably withheld. Tenant agrees that it is reasonable for Landlord to enter the Premises at reasonable intervals in order to conduct appropriate tests regarding the presence, use and storage of Hazardous Material, and to inspect Tenant’s records with regard thereto. All entries shall be subject to Tenant’s security and safety procedures. Tenant will pay the reasonable costs of any such test which demonstrates that contamination in excess of permissible levels has occurred and such contamination was caused by Tenant’s use of the Premises during the term of the Lease. Tenant shall correct any deficiencies identified in any such tests in accordance with its obligations under this Article 39 to the extent the result of Tenant’s use of the Premises during the term of this Lease.

39.12  Tenant shall at its own expense cause an environmental site assessment of the Premises to be conducted and a report thereof delivered to Landlord upon the expiration or earlier termination of the Lease, such report to be as complete and broad in scope as is necessary to identify any impact on the Premises Tenant’s operations might have had (hereinafter referred to as the “Exit Report”). In order to facilitate the Exit Report, Tenant shall install a sampling port on the sewer drain from the Premises. Tenant shall correct any deficiencies identified in the Exit Report in accordance with its obligations under this Article 39 prior to the expiration or earlier termination of this Lease. This Article 39 is the exclusive provision in this Lease regarding clean-up, repairs or maintenance arising from receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Premises, and the provisions of Articles 7, 10, 18, and 20 shall not apply thereto.

39.13  Tenant’s obligations under this Article 39 shall survive the termination of the Lease.

39.14  As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25515,25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 2, Chapter 6.8 (Carpenter-Presly-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et. seq. (42 U.S.C. Section 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. (42 U.S.C. Section 9601).

40.	Extension of Term of Lease.

40.1          Landlord hereby grants to Tenant two (2) options (each referred to herein as the “Option” or “Options” as appropriate) to extend the term of this Lease for an additional term of five (5) years each (each referred to as an “Extension”, and collectively “Extensions”) on the same terms and conditions as set forth in this Lease, except that Basic Annual Rent shall be adjusted as set forth in Section 40.4 below.

40.2          Each Option shall be exercised only by written notice delivered to Landlord at least nine (9) months but not more than fifteen (15) months prior to the expiration of the initial term or first Extension. If Tenant fails to deliver to Landlord written notice of the exercise of the Option within the prescribed time period, the Option shall lapse, and there shall be no further right to extend the term of this Lease.

40.3          Tenant shall not have the right to exercise either Option, notwithstanding anything set forth above to the contrary, (a) During the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; (b) During the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid without any necessity for notice thereof to Tenant and continuing until the obligation is paid; or (c) After the expiration or earlier termination of this Lease or any extended term. The period of time within which either Option maybe exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the foregoing provisions. At the election of Landlord, all rights of Tenant under the provisions of this Article 40 shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option, if, after such exercise, but prior to the commencement of the Extension, (1) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after such obligation becomes due (without necessity of Landlord to give notice to Tenant), or (2) Tenant fails to commence to cure a default within thirty (30) days after the date Landlord gives notice to Tenant of such default.

40.4          The Basic Annual Rent payable at the commencement of each Extension shall be 103% of the Basic Annual Rent payable during the last year of the initial term or the first extended term, as the case may be. The Basic Annual Rent as adjusted at the commencement of each Extension shall be increased each year thereafter by three percent (3%) on each anniversary of the date of the commencement of each Extension for so long as this Lease continues in effect.

41.	Right of First Refusal to Lease Additional Space.

41.1     If at any time during the term of this Lease Landlord determines to lease all or any part of the other space in the Project, Landlord shall give written notice to Tenant (“Right of First Refusal Notice”) of the economic terms and conditions on which Landlord would be willing to lease all or any part of such space. If Tenant, within fifteen (15) days after receipt of Landlord’s Right of First Refusal Notice, agrees in writing to lease all or any part of such space on the terms and conditions stated in the notice, Landlord shall lease the space to Tenant on the economic terms and conditions stated in the notice.

41.2     If Tenant does not agree in writing to lease all or any part of the space within fifteen (15) days after receipt of Landlord’s Right of First Refusal Notice, or if Landlord and Tenant have not entered into a lease agreement within thirty (30) days thereafter, Landlord shall have the right to lease the space to a third party on economic terms and conditions no more favorable than the economic terms and conditions stated in the Right of First Refusal Notice. If Landlord does not lease such space to the prospective tenant within one hundred eighty (180) days after the Right of First Refusal Notice, any lease transaction thereafter shall be deemed a new determination by Landlord to lease the space and the provisions of this Section shall again be applicable.

41.3     The Right of First Refusal herein granted to Tenant is not assignable separate and apart from this Lease.

41.4     Tenant shall not have the right to exercise the Right of First Refusal, notwithstanding anything set forth above to the contrary: (a) During the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; (b) During the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid without any necessity for notice thereof to Tenant and continuing until the obligation is paid; or (c) After the expiration or earlier termination of this Lease. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal because of the foregoing provisions. At the election of Landlord, all rights of Tenant under the provisions of this Article 41 shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the execution of said lease, (1) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after such obligation becomes due (without necessity of Landlord to give notice to Tenant), or (2) Tenant fails to commence to cure a default within thirty (30) days after the date Landlord gives notice to Tenant of such default.

41.5    The Right of First Refusal is continuing, in that if Tenant fails to exercise the Right of First Refusal with regard to any particular space, the Right of First Refusal shall nevertheless apply to that particular space if Landlord determines to lease all or any part of such space at any later time, and to any other space which Landlord determines to lease in the Building.

41.6    The Right of First Refusal shall not apply to space leased by a Tenant of the Project pursuant to an option or right of first refusal granted in a lease executed prior to this Lease.

42.	Miscellaneous.

42.1          Terms and Headings.    Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

42.2          Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

42.3          Time.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

42.4          Covenants and Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

42.5          Consents. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

42.6          Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

42.7          Severability. Any provision of this Lease which shall prove to be invalid, void, or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

42.8          Recording.  Landlord and Tenant both agree that neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded.

42.9            Impartial Construction.  The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

42.10          Inurement.  Each of the covenants, conditions, and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees, or any person who may come into possession of said Premises or any part thereof in any manner whatsoever. Nothing in this Section 42.10 contained shall in any way alter the provisions against assignment or subletting in this Lease provided.

42.11          Force Majeure.  If either party cannot perform any of its obligations (other than Tenant’s obligation to pay Rent), or is delayed in such performance (other than Tenant’s obligation to pay Rent), due to events beyond such party’s control, the time provided for performing such obligations shall be extended by a period of time equal to the delay attributable to such events. Events beyond a party’s control include, but are not limited to, acts of God (including earthquake), war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortage of labor or material, government regulation or restriction and weather conditions, but do not include financial inability to perform.

42.12          Notices.    Any notice, consent, demand, bill, statement, or other communication required or permitted to be given hereunder must be in writing and may be given by personal delivery, by facsimile transmission, or by mail, and if given by personal delivery or facsimile transmission shall be deemed given on the date of delivery or transmission, and if given by mail shall be deemed sufficiently given three (3) days after time when deposited in United States Mail if sent by registered or certified mail, return receipt requested, addressed to Tenant at the Premises, or to Tenant or Landlord at the addresses shown in Section 2.1.9 hereof. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

42.13          Authority to Execute Lease. Landlord and Tenant each acknowledge that it has all necessary right, title and authority to enter into and perform its obligations under this Lease, that this Lease is a binding obligation of such party and has been authorized by all requisite action under the party’s governing instruments, that the individuals executing this Lease on behalf of such party are duly authorized and designated to do so, and that no other signatories are required to bind such party.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the dates set forth below.

LANDLORD:

Dated:       April 21            , 2004

NEXUS EQUITY VIII LLC

A California limited liability company

By Nexus Properties, Inc.

a California corporation

Its Manager

By:	/s/ Michael J. Reidy

Michael J. Reidy
Chief Executive Officer

TENANT:

Dated:       April 20            , 2004

BIOCEPT, INC.

a California corporation

By:	/s/ GF Janko

	Name:	GF Janko
	Title:	Pres/Ceo

By:
Name:
Title: